EXECUTION COPY

___________________________________________________________________________

Operation Number 36384

AMENDMENT AGREEMENT NO. 1 TO

AGREEMENT ON MORTGAGE OF IMMOVABLE PROPERTY

between

BALYKSHY L.L.P.

and

CASPIAN REAL ESTATE LIMITED

and

CASPIAN SERVICES INC.

and

EUROPEAN BANK

FOR RECONSTRUCTION AND DEVELOPMENT

Dated 22 October 2009

___________________________________________________________________________

This AMENDMENT AGREEMENT (the "Amendment Agreement") is dated 22 October 2009 and is made between:

(1)
BALYKSHY L.L.P., a limited liability partnership organized and existing under the laws of the Republic of Kazakhstan with registered address at 12 Murat Uskenbaev Street, Atash Village, Tupkaragan District, Mangistau Region, the Republic of Kazakhstan (the "Mortgagor");

(2)
CASPIAN REAL ESTATE LIMITED, a limited liability company organised and existing under the laws of the British Virgin Islands, having its registered address at Akara Building, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (the "Shareholder");

(3)
CASPIAN SERVICES INC., a corporation organised and existing under the laws of the State of Nevada, United States of America and having its Principle Executive Offices at 257 East 200 South, Suite 340, Salt Lake City, Utah, 84101, United States of America (the "Sponsor", referred to together with the Shareholder as the "Debtors"); and

(4)
EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT, an international organization organized and existing pursuant to the Agreement Establishing the European Bank for Reconstruction and Development dated 29 May 1990 and located at One Exchange Square, London EC2A 2JN, United Kingdom (the "Mortgagee").

The Mortgagor, the Debtors and the Mortgagee are referred to herein as the "Parties" and each as a "Party".

RECITALS

WHEREAS:

(A)
The Mortgagor and the Mortgagee have entered into a loan agreement dated 21 December 2006, as amended by First Amendment to Loan Agreement dated 28 June 2007 and by Second Amendment to Loan Agreement dated 22 October 2009 (the "Loan Agreement"), pursuant to which the Mortgagee agreed, inter alia, to make available to the Mortgagor a loan in an amount not to exceed eighteen million six hundred thousand Dollars (US$18,600,000), upon the terms and subject to the conditions of the Loan Agreement; and

(B)
The Parties have entered into an agreement on mortgage of immovable property dated 15 August 2008 (the "Agreement on Mortgage of Immovable Property"), pursuant to which the Mortgagor agreed, inter alia, to mortgage the Mortgaged Property for the benefit of the Mortgagee and as security for the prompt payment when due of all amounts payable by (i) the Mortgagor to the Mortgagee under the Loan Agreement and (ii) the Debtors under any other Financing Agreements; and

(C)	The Parties wish to make certain changes to the Agreement on Mortgage of Immovable Property as set forth below.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I. DEFINITIONS

Section 1.01 Definitions

In this Amendment Agreement (including the recitals hereof), terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement on Mortgage of Immovable Property.

Section 1.02 Interpretation

In this Amendment Agreement, unless the context otherwise requires:

(a) a reference to "Secured Obligations" or "Mortgaged Property" shall include a reference to any part of them.

(b) unless the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting gender include all gender, and words denoting persons include natural persons, corporations, partnerships, joint ventures, or trusts, unincorporated organisations, authorities or any other entity whether acting in an individual, fiduciary or other capacity, and references to a person include its successors and permitted assigns and/or transferees;

(c) a reference to a specified Article, Section or Schedule shall be construed as a reference to that specified Article, Section of, or Schedule to, this Amendment Agreement;

(d) a reference to an agreement includes any contract, concession, deed, undertaking, instrument or other contractual arrangement, and any annexes, exhibits, schedules thereto, and the side letters or other instruments issued in connection therewith;

(e) a reference (i) to an amendment or to an agreement being amended includes a supplement, variation, assignment, novation, restatement or re-enactment, and (ii) to an agreement shall be construed as a reference to such agreement as it may be amended, restated, supplemented or novated from time to time;

(f) the headings are inserted for convenience of reference only and shall not affect the interpretation of this Amendment Agreement;

(g) a Default is outstanding or continuing until it has been remedied or waived by the Mortgagee in writing;

(h) any reference to "law" means any law (including, any common or customary law) and any treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgment, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which has the force of law or the compliance with which is in accordance with general practice in such jurisdiction;

(i) any reference to a provision of law, statute, rule or regulation is a reference to that provision as from time to time amended or re-enacted;

(j) the terms "include" and "including" shall be deemed to be followed by the words "without limitation" where not so followed; and

(k) all exhibits, supplements and amendments hereto shall form an integral part of this Amendment Agreement.

ARTICLE II. AMENDMENT TO THE AGREEMENT ON MORTGAGE OF IMMOVABLE PROPERTY

Section 2.01 Variation of definition of "Financing Agreements" of the Agreement on Mortgage of Immovable Property

The definition of "Financing Agreements" of the Agreement on Mortgage of Immovable Property shall be amended by deleting it in its entirety and replacing it with the following:

"Financing Agreements"
means
(a) this Agreement;
(b) the Loan Agreement, as described in Sections 2.01(a) and 2.02(b) below;
(c) the Investment Agreement dated 28 June 2007, pursuant to which the Mortgagee agrees to make certain equity investments in the Mortgagor, specifically by acquiring a twenty two per cent. (22%) participation interest in the Mortgagor and by increasing the charter capital of the Mortgagor by a Tenge amount equivalent to ten million Dollars (USD 10,000,000);
(d) the Shareholders Agreement, dated 6 August 2008, pursuant to which the Mortgagee, the Mortgagor the Debtors agree, inter alia, the manner in which the Mortgagor is to be operated;

(e) the Put Option Agreement, dated 6 August 2008, pursuant to which the Mortgagee may require the Sponsor to purchase the participation interest of the Mortgagee in the Mortgagor within an agreed timeframe and for an agreed amount;
(f) the Deed of Financial and Performance Guarantee, dated 6 August 2008, pursuant to which the Mortgagor (as guarantor) provide an irrevocable completion and performance guarantee of amounts owing to the Mortgagee under the Financing Agreements and amounts needed by the Mortgagor for the Project;
(g) the Share Retention Deed, dated 3 October 2008, pursuant to which, inter alia, (i) the Shareholder agrees not to effect any change in its equity interest in, or transfer any of its shares in the capital of, the Mortgagor (in its capacity as Borrower) without the prior written consent of the Mortgagee and (ii) the Sponsor agrees not to effect any change in its equity interest in, or transfer any of its shares in the capital of, the Shareholder without the prior written consent of the Mortgagee;
(h) the Subordination Deed, dated 6 August 2008, pursuant to which each of the Sponsor and the Shareholder agree on the terms thereof to subordinate the payment of amounts payable by the Mortgagor (in its capacity as Borrower) to it under the Subordinated Debt (as defined in the Loan Agreement) to the payment of all amounts payable by the Mortgagor to the Mortgagee under the Financing Agreements;

(i) the Agreement on Pledge of Monies at the Bank Accounts, dated 15 August 2008, pursuant to which the Mortgagor pledges its bank accounts as specified therein to the Mortgagee as security for the prompt payment when due of all amounts payable by the Mortgagor to the Mortgagee under the Loan Agreement and any other Financing Agreement;
(j) the Agreement on Pledge of Movable Property, dated 15 August 2008, pursuant to which the Mortgagor pledges its movable property as specified therein to the Mortgagee as security for the prompt payment when due of all amounts payable by the Mortgagor to the Mortgagee under the Loan Agreement and any other Financing Agreement;
(k) the Participation Interest Pledge Agreement, dated 15 August 2008, as amended on 31 March 2009, pursuant to which the Shareholder pledges the participation interest it owns in the Mortgagor to the Mortgagee as security for the prompt payment when due of all amounts payable by the Mortgagor to the Mortgagee under the Loan Agreement and any other Financing Agreement;
(l) the Insurance Assignment, dated 12 September 2008, pursuant to which the Mortgagor assigns by way of security in favour of the Mortgagee the benefit of all contracts of insurance and insurance policies and any amounts payable under such contracts and policies and any other insurance amounts payable by insurers to the Mortgagor;

(m) the Deed of Assignment of Contracts, dated 5 August 2008, pursuant to which the Mortgagor assigns by way of security in favour of the Mortgagee the benefit of the Construction Contract entered into by and between the Mortgagor and Datoba Construction LLP on 7 November 2006; all service contracts which have been entered into or will be entered into by and between the Mortgagor and marine base service users; and all performance bonds, warranties, guarantees, undertakings and such other agreements which have been entered into or will be entered into by the Mortgagor and any other person;
(n) the Disbursement applications made by the Mortgagor under the Loan Agreement and any notices, certificates and applications issued by the Mortgagor (in its capacity as Borrower) or any other party to the Mortgagee in each case in connection with the Loan Agreement or any other Financing Agreements;
(o) the Contribution Account Agreement, dated 7 November 2008, as amended by Supplementary Agreement No. 1 dated 12 December 2008, relating to an account opened by the Mortgagor with Joint Stock Company "Bank Centercredit" as specified therein for purposes of (i) the Mortgagee's payment of its contribution to the Mortgagor's charter capital, and (ii) the payment by the Shareholder of its contribution to the Mortgagor's charter capital;
(p) the Assignment of Site Lease Agreement, dated 20 November 2008, pursuant to which the Mortgagor assigns by way of security in favour of the Mortgagee the benefit of the Site Lease Agreement, dated 9 October 2008, entered into by and between the Mortgagor and MOBY;

(q) the Pledge Agreement over CREL Account, dated  12 December 2008, pursuant to which the Shareholder pledges its bank accounts as specified therein to the Mortgagee as security for the prompt payment when due of all amounts payable by the Mortgagor to the Mortgagee under the Loan Agreement and any other Financing Agreement; and
(r) any other agreement designated as a Financing Agreement by the Mortgagor (in its capacity as Borrower) and the Mortgagee pursuant to the Loan Agreement, and any of the above may individually be referred to as a "Financing Agreement";"

Section 2.02 Variation of Sub-Section (a) of Section 2.01 (Secured Obligations)

Sub-Section (a)(i) of Section 2.01 (Secured Obligations) of the Agreement on Mortgage of Immovable Property shall be amended by deleting it in its entirety and replacing it with the following:

"(i)           the maximum principal amount under the Loan Agreement of eighteen million six hundred thousand Dollars (USD 18,600,000) plus interest thereon as well as all present and future obligations and liabilities (whether actual or contingent, whether owed jointly or severally or in any other capacity whatsoever) payable by the Mortgagor in its capacity as borrower under or in connection with the Loan Agreement, including the payment of fees, charges, taxes, duties or other imposts, damages, losses, costs and expenses (including legal fees and court costs) including, for the avoidance of doubt, any expenses related enforcing the provisions of the Loan Agreement, any payments made under the Loan Agreement which are thereafter avoided or required to be restored in an insolvency, liquidation or otherwise, and any obligation to indemnify the Mortgagee;"

Section 2.03 Variation to Sub-Section (b) of Section 2.02 (Term)

Sub-Section (b) of Section 2.02 (Term) of the Agreement on Mortgage of Immovable Property shall be amended by deleting it in its entirety and replacing it with the following:

"(b)           Without prejudice to Section 2.02(a) or any rights of the Mortgagee under the Loan Agreement or any other Financing Agreement, the Mortgagor shall repay the Loan in eight (8) equal (or as nearly as equal as possible) semi-annual installments on each of 20 May or 20 November (provided, however, if such date falls on a day which is not a Business Day, the payment date shall be the immediately succeeding Business Day).  The first repayment of the Loan shall be made on 20 November 2011 and the final repayment of the Secured Obligations is scheduled for 20 May 2015 (the "Scheduled Repayment Date") as these terms may be amended, restated, supplemented or novated from time to time pursuant to the terms and conditions of the Loan Agreement."

ARTICLE III. MISCELLANEOUS

Section 3.01 Delivery of Documents

(a) the Mortgagor shall deliver, or cause to be delivered as the case may be, to the Mortgagee (in form and substance satisfactory to the Mortgagee):

(i)
on the date hereof, a notarized copy of the resolution of the General Meeting of the participants of the Mortgagor, approving the amendment to the Agreement on Mortgage of Immovable Property and the execution of this Amendment Agreement; and

(ii)
as promptly as practicable after the date hereof, originals or notarized copies of all related certificates, documents and filings, including this Amendment Agreement bearing the registration mark and certificate of registration of an immovable property mortgage, confirming such registration.

Section 3.02 Representations and Warranties

(a) The Mortgagor hereby represents and warrants to the Mortgagee as follows:

(i)
It has the full corporate power, authority and right to execute and deliver, to perform its obligations under, and to mortgage the Mortgaged Property pursuant to this Amendment Agreement and has taken all necessary corporate action to authorise the execution, delivery and performance of, and mortgage over the Mortgaged Property. This Amendment Agreement has been duly executed by the duly authorised representatives of the Mortgagor and constitutes the valid and legally binding obligation of it enforceable in accordance with its terms;

(ii)
The execution, delivery and performance of this Amendment Agreement will not violate any applicable law nor will they violate any provision of the Charter of the Mortgagor, nor conflict with or breach or require any consent under any agreement or instrument to which the Mortgagor is a party or by which the Mortgagor is bound; and

(iii)
Other than the acts described in Section 3.03 (b) of this Amendment Agreement, no consent, authorization, filing, or other act is required in connection with the execution, delivery, performance, validity, perfection or enforceability of this Amendment Agreement.

(b) Each of the Debtors (as applicable) hereby represents and warrants to the Mortgagee as follows:

(i)
It has the corporate power, authority and right to execute and deliver this Amendment Agreement and has taken all the necessary corporate action to authorise the execution, delivery and performance of this Amendment Agreement;

(ii)	This Amendment Agreement has been duly executed by its duly authorised representative;

(iii)
The execution and performance of this Amendment Agreement (i) will not violate any provision of any Applicable Law, domestic or foreign, or its charter, or any securities issued by it, or any indenture, lease or other agreement, instrument or undertaking to which it is party or which purports to be binding upon it or upon any of its property, assets or rights, and (ii) will not result in the creation or imposition of any right or encumbrance on any of its property, assets or rights except as contemplated by this Amendment Agreement.

Section 3.03 Covenants

The Mortgagor hereby covenants to the Mortgagee and agrees that during the Security Period, it shall do all of the following:

(a) The Mortgagor shall keep and maintain, at its sole cost and expense, the Authorisations referred to in Section 3.03 (b) in full force and effect throughout the Security Period (or, if required, effect the renewal of such Authorisations);

(b) The Mortgagor shall at its own cost and account within ten (10) Business Days of the execution of this Amendment Agreement, register the amendments to the Mortgage with the Registration Authority and/or elsewhere if required by Applicable Law.  The Mortgagor shall ensure that such registration is a first in time priority in any and all registers or records of the Registration Authority, to secure the first ranking of the Mortgage as contemplated in Section 6.01 (First Ranking Mortgage) of the Agreement on Mortgage of Immovable Property.  The Mortgagor shall within ten (10) days after the registration of the amendments to the Mortgage with the Registration Authority and/or with any other Authority deliver to the Mortgagee and permit the Mortgagee during the Security Period to retain, at the expense and risk of the Mortgagor, at any office of the Mortgagee or with any correspondents or other agents of the Mortgagee, whether in the United Kingdom, Kazakhstan, or elsewhere, the originals or notarized copies of all related certificates, documents and filings, including this Amendment Agreement bearing the registration mark and the certificate of registration of the Mortgage, confirming such registration.

(c) The Mortgagor shall do, authorise and permit to be done each and every other act or thing and agrees to execute any additional documents or instruments which may be deemed necessary by the Mortgagee to (i) register the Mortgage or any modification, amendment or supplement thereto or any other agreement or document that may be requested by the Mortgagee in order to implement this Amendment Agreement, to protect or preserve the rights, title and interests of the Mortgagee with respect to the Mortgaged Property and for the purpose of enforcing the Mortgagee's rights under or in connection with the Agreement on Mortgage of Immovable Property and this Amendment Agreement; and (ii) obtain all the consents and authorisations which, in the opinion of the Mortgagee, are necessary or desirable to comply with Applicable Law with respect to the Mortgage.

Section 3.04 Costs

All costs, taxes, charges and duties relating to the Mortgage over the Mortgaged Property and to the execution, registration, filings, authorizations, consents, notarizations and enforcement of this Amendment Agreement and any of the rights of the Mortgagee provided for in it shall be borne by the Mortgagor.  Provided that if notwithstanding this provision, the Mortgagee has paid any such costs, taxes, charges or duties, the Mortgagor shall immediately upon request of the Mortgagee, reimburse the Mortgagee for all such amounts paid in the currency incurred.

Section 3.05 Term of Agreement

The parties hereto agree that this Amendment Agreement shall take effect as of the date hereof.  This Amendment Agreement shall continue in full force until full and irrevocable discharge of the Secured Obligations pursuant to the terms of the Financing Agreements.

Section 3.06 Continuing Agreement

This Amendment Agreement is an integral part of the Agreement on Mortgage of Immovable Property and is supplemental to, and shall be construed as one with the Agreement on Mortgage of Immovable Property.  After execution of this Amendment Agreement by the Parties all references to the Agreement on Mortgage of Immovable Property and/or in the Agreement on Mortgage of Immovable Property to this "Agreement" shall be deemed to be references to the Agreement on Mortgage of Immovable Property as amended hereby starting from the effective date referred to in Section 3.05 (Term of Agreement).  The Parties hereby confirm that the Agreement on Mortgage of Immovable Property remains unchanged and shall continue in full force and effect as expressly amended by this Amendment Agreement.

Section 3.07 Incorporation of provisions of the Agreement on Mortgage of Immovable Property

The provisions of Sections 14.04 (Notices), 14.09 (Arbitration and Jurisdiction), 14.10 (Privileges and Immunities of the Mortgagee), 14.11 (Waiver of Sovereign Immunity), 14.12 (Reliance) 14.13 (Successor and Assigns) and 14.14 (Rights of Third Parties) of the Agreement on Mortgage of Immovable Property shall be deemed incorporated into and to form part of this Amendment Agreement, as if same were set out herein in full, mutatis mutandis, and (without limitation) as if references therein to "this Agreement" were references to this Amendment Agreement.

Section 3.08 Entire Agreement; Amendment and Waiver

This Amendment Agreement constitute the entire obligations of the Parties with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings with respect to this transaction.  Any amendment to, or waiver by the Mortgagee of any of the terms or conditions of, or consent given by the Mortgagee under, this Amendment Agreement shall be in writing, signed by the Mortgagee and, in the case of an amendment, by the Mortgagor.

Section 3.09 Indemnities and Expenses

The Mortgagor shall be liable to indemnify the Mortgagee on demand against any loss or expense sustained or incurred by the Mortgagee as a result of:

(i)	a failure by the Mortgagor to perform any of its obligations under this Amendment Agreement; or

(ii)	any representation or warranty made in this Amendment Agreement by the Mortgagor having been untrue, incorrect or misleading when made.

Section 3.10 Governing Law

This Amendment Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of Kazakhstan (including any international treaties to which Kazakhstan is a party and which are in force in the territory of Kazakhstan).

Section 3.11 Language and Counterparts

(a)           This Amendment Agreement shall be drawn up and executed in the English language.  This Amendment Agreement can be executed in another language if it is required by the state authorities for the purpose of registration, in such case the English language original shall be the governing version among the Parties.

(b)           This Amendment Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

 [Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment Agreement to be executed by their duly authorised representatives as of the date first above written.

Mortgagor

Executed by                                                      )
BALYKSHY L.L.P. acting by                       )
authorised signatory                                      )           _________________________

Name:
Position:

Shareholder

Executed by                                                      )
CASPIAN REAL ESTATE                            )
LIMITED acting by                                         )
authorised signatory                                       )           _________________________

Name:
Position:

Sponsor

Executed by                                                      )
CASPIAN SERVICES INC.                          )
acting by authorised signatory                     )           _________________________

Name:

Position:

Mortgagee

Executed by                                                        )
EUROPEAN BANK                                          )
FOR RECONSTRUCTION                            )
AND DEVELOPMENT                                    )
acting by authorised signatory                      )           _________________________

Name:
Position: